Exhibit 13(a)

FORM OF AMENDED AND RESTATED
FUNDWIDE OPERATIONS AND EXPENSE AGREEMENT

This Amended and Restated Fundwide Operations and Expense Agreement ("Agreement"), dated as of ____________, is made and entered into by and between Fidelity Management & Research Company (the "Adviser") and Fidelity Income Fund (the "Trust") on behalf of Fidelity Government Income Fund (the "Fund").

WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into a Management Contract, amended and restated as of June 1, 2005 (the "Management Contract"), pursuant to which the Adviser provides investment management services to the Fund in exchange for a management fee (the "Management Fee"); and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain certain expenses of the Fund at an annual rate of 0.35%;

NOW, THEREFORE, the parties hereto agree as follows:

1. FUNDWIDE OPERATIONS AND EXPENSE PROVISION. Until this Agreement shall be amended or terminated pursuant to Section 8 or Section 9 hereof, the Adviser agrees (a) to provide, or arrange for the provision of, custody services, pricing and bookkeeping services, and other administrative services as agreed to from time to time by the parties hereto, and (b) to pay the ordinary administrative and operating expenses incurred by the Fund that are not otherwise provided for under the Management Contract. For this purpose, "ordinary administrative and operating expenses" shall mean all expenses of the Fund (including the fees and expenses of the Fund's custodian, auditor, and pricing and bookkeeping agent), other than (i) the Management Fee, (ii) fees and expenses of the Fund's transfer agent, (iii) fees and expenses authorized under a plan adopted pursuant to Rule 12b-1 under the 1940 Act, (iv) interest, taxes, brokerage commissions, securities lending costs, and extraordinary expenses, and (v) fees and expenses of the Trust's trustees who are not "interested persons" of the Trust or the Adviser.

2. FUNDWIDE OPERATIONS FEE. For the services provided and obligations undertaken hereunder the Fund shall pay the Adviser a monthly Fundwide Operations Fee equal to an annual percentage (the "Fundwide Operations Fee Rate") of the average daily net assets of the Fund (computed in the manner set forth in the Trust's Declaration of Trust) calculated as follows:

the Fundwide Operations Fee Rate payable by the Fund to the Adviser shall be the difference, if any, between the Fund's Management Fee rate and an annual rate of 0.35%;

provided that the Fundwide Operations Fee shall be reduced by the compensation, including reimbursement of expenses, paid by the Fund to those trustees who are not "interested persons" of the Trust or the Adviser.

3. MANAGEMENT FEE GREATER THAN 0.35%. If in any month the management fee rate specified in the Fund's Management Contract is greater than an annual rate of 0.35% of the average daily net assets of the Fund, the Fundwide Operations Fee for that month shall be zero, and the Adviser hereby agrees to lower its Management Fee for that month to an amount no greater than an annual rate of 0.35%, and to forgo collection of any Management Fee in excess of that rate for that month.

4. MULTI-CLASS FUNDS. If the Fund shall have issued more than one class of shares, "ordinary administrative and operating expenses" shall include only those expenses that are "Fundwide Expenses" as defined in Rule 18f-3 under the 1940 Act, and shall not include expenses allocated to a particular share class of the Fund.

5. PROVISION OF SERVICES. In lieu of paying any ordinary administrative and operating expense hereunder the Adviser may, either itself of through its affiliates or third parties, perform the services giving rise to such expense, subject to applicable approvals by the Fund or the Trust and compliance with applicable law.

6. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

7. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act shall have the same meaning as and be resolved by reference to the 1940 Act and the rules thereunder, as they may be interpreted from time to time. In the event of any conflict between the terms of this Agreement and the Management Contract, the Management Contract shall govern.

8. AMENDMENTS. This Agreement may not be amended to increase the annual rate of 0.35% described in Sections 2 and 3 hereof, or to amend or supplement Section 9 hereof, except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Fund. All other amendments may be approved by mutual consent of the parties without a shareholder vote.

9. TERMINATION. This Agreement will automatically terminate with respect to the Fund upon termination of the Management Contract between the Fund and the Adviser.

10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized and to be delivered under seal, all as of the date written above.

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